Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146720

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus Supplement Dated October 15, 2007

To Prospectus Dated October 15, 2007)

$575,000,000 1.250% Convertible Senior Notes due 2014

$575,000,000 1.625% Convertible Senior Notes due 2017

and Shares of Common Stock Issuable Upon Conversion of the Notes

This supplement no. 2 supplements our prospectus supplement dated October 15, 2007 to our prospectus dated October 15, 2007 relating to the resale from time to time by various selling security holders of up to $575,000,000 in aggregate principal amount of 1.250% Convertible Senior notes due 2014 (the “2014 notes”) and $575,000,000 in aggregate principal amount of 1.625% Convertible Senior Notes due 2017 (the “2017 notes” and, together with the 2014 notes, the “notes”) and shares of our common stock issuable upon conversion of the notes. You should read this supplement no. 2 in conjunction with the prospectus supplement and the prospectus. This supplement no. 2 is qualified by reference to the prospectus supplement and the prospectus, except to the extent that the information in this supplement no. 2 supersedes that information.

Investing in the notes or our common stock issuable upon conversion of the notes involves risks. See “Risk factors” section of the prospectus supplement for information you should consider before buying any securities hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 13, 2007.

Selling securityholders

The following table supplements and amends the information appearing under the heading Selling securityholders in the prospectus supplement. The information is based on information provided by or on behalf of the selling securityholders and received by us on or before December 12, 2007.

	2014 notes		2017 notes		Common stock
Name	Principal amount beneficially owned and offered hereby	Percentage of class	Principal amount beneficially owned and offered hereby	Percentage of class	Number of shares beneficially owned(1)	Number of shares offered hereby(1)	Number of shares beneficially owned after the offering	Percentage of class(2)
Absolute Strategies Fund(5)	70,000	*	—	—	1,742	1,742	0	—

Advanced Series Trust – Bond Debenture Portfolio(6)	1,000,000	*	—	—	24,888	24,888	0	—

Alcon Laboratories(7)	476,000	*	—	—	11,847	11,847	0	—

Alexandra Global Master Fund Ltd.(8)	30,000,000	5.2	—	—	746,640	746,640	0	—

Amerisure Mutual Insurance Company(9)	620,000	*	—	—	15,431	15,431	0	—

Amerisure Mutual Insurance Company(4)(10)	900,000	*	—	—	22,399	22,399	0	—

Aristeria International Limited(11)	15,791,000	2.7	27,875,000	4.8	1,086,759	1,086,759	0	—

Aristeria Partners LP(12)	1,909,000	*	3,375,000	*	131,508	131,508	0	—

Artesian GMSCAF Master SPC – Master OP Portfolio 2(13)	1,500,000	*	—	—	37,332	37,332	0	—

Aviva Capital Management(14)	—	—	2,500,000	*	62,220	62,220	0	—

Banc of America Securities LLC(3)(15)	—	—	1,085,000	*	27,003	27,003	0	—

Black River Commodity Select Fund LTD(16)	—	—	1,500,000	*	37,332	37,332	0	—

BP Amoco PLC Master Trust(17)	858,000	*	—	—	21,354	21,354	0	—

British Virgin Islands Social Security Board(7)	176,000	*	—	—	4,380	4,380	0	—

Caisse de depot et placement du Quebec(18)	—	—	1,000,000	*	30,863	24,888	5,975	*

Capital Ventures International(4)(19)	19,000,000	3.3	58,079,000	10.1	1,918,342	1,918,342	0	—

Charitable Convertible Securities Fund(20)	—	—	780,000	*	19,413	19,413	0	—

Citigroup Global Markets Inc.(3)(21)	590,000	*	—	—	318,815	14,684	304,131	*

The City University of New York(6)	137,000	*	—	—	3,410	3,410	0	—

Cleveland News Public Local 473(20)	—	—	25,000	*	622	622	0	—

Davidson Kempner International, Ltd.(21)	1,464,000	*	1,464,000	*	72,872	72,872	0	—

Davidson Kempner Partners(21)	454,000	*	454,000	*	22,598	22,598	0	—

Domestic & Foreign Missionary Society(7)	88,000	*	—	—	2,190	2,190	0	—

EB Convertible Securities Fund(20)	—	—	2,290,000	*	56,994	56,994	0	—

Florida Fruit & Veg. Association(7)	—	—	114,000	*	2,837	2,837	0	—

Georgia Firefighters Pension T8YM(23)	—	—	860,000	*	21,404	21,404	0	—

Georgia Municipal Employee Benefit System(7)	—	—	1,307,000	*	32,529	32,529	0	—

Georgia Municipal Retirement Trust Fdn(23)	—	—	2,435,000	*	60,602	60,602	0	—

GLG Global Convertible Fund(24)	3,000,000	*	—	—	74,664	74,664	0	—

GLG Global Convertible UCITS Dist Fund(24)	500,000	*	—	—	12,444	12,444	0	—

	2014 notes		2017 notes		Common stock
Name	Principal amount beneficially owned and offered hereby	Percentage of class	Principal amount beneficially owned and offered hereby	Percentage of class	Number of shares beneficially owned(1)	Number of shares offered hereby(1)	Number of shares beneficially owned after the offering	Percentage of class(2)
GLG Global Convertible UCITS Fund(24)	7,500,000	1.3	—	—	186,660	186,660	0	—
Government of Singapore Investment Corporation Pte Ltd.(25)	19,680,000	3.4	5,500,000	1.0	1,809,272	626,680	1,182,592	*
Grady Hospital(7)	131,000	*	—	—	3,260	3,260	0	—
Health Foundation of Greater Cincinnati(23)	—	—	475,000	*	11,822	11,822	0	—
HFR RVA Op Master Trust Fund(7)	92,000	*	—	—	2,290	2,290	0	—
Highbridge International LLC(26)	22,000,000	3.8	69,745,000	12.1	2,283,350	2,283,350	0	—
Independence Blue Cross(7)	—	—	786,000	*	19,562	19,562	0	—
Inflective Convertible Opportunity Fund I, Limited(4)(27)	7,500,000	1.3	—	—	186,660	186,660	0	—
Inflective Convertible Opportunity Fund I, L.P.(4)(27)	2,900,000	*	—	—	72,175	72,175	0	—
Institutional Benchmark Series – IVAN Segregated Account(4)(27)	2,200,000	*	—	—	54,754	54,754	0	—
Institutional Benchmark Series Ltd.(7)	405,000	*	—	—	10,080	10,080	0	—
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC(28)	—	—	1,200,000	*	29,866	29,866	0	—
JABCAP Global Convertible Master Fund Limited(29)	—	—	3,000,000	*	159,664	74,664	85,000	*
JABCAP Multi Strategy Master Fund Limited(29)	40,500,000	7.0	—	—	1,534,464	1,007,964	526,500	*
J-Invest Ltd.(29)	9,500,000	1.7	—	—	359,936	236,436	123,500	*
JP Morgan Securities Inc.(3)(30)	—	—	14,048,000	2.4	777,090	349,627	427,463	*
KBC Financial Products USA Inc.(3)(31)	1,100,000	*	25,377,000	4.4	658,960	658,960	0	—
Key Trust Convertible Securities Fund(20)	—	—	430,000	*	10,702	10,702	0	—
Lehman Brothers Inc.(3)(32)	—	—	5,000,000	*	124,440	124,440	0	—
Lord Abbett America’s Value Fund(6)	3,500,000	*	—	—	87,108	87,108	0	—
Lord Abbett Bond Debenture Fund(6)	15,000,000	2.6	—	—	373,320	373,320	0	—
Lord Abbett Series Fund – America’s Value Portfolio(6)	250,000	*	—	—	6,222	6,222	0	—
Lord Abbett Series Fund – Bond Debenture Portfolio(6)	600,000	*	—	—	14,933	14,933	0	—
Lyxor/Inflective Convertible Opportunity Fund(4)(27)	9,500,000	1.7	—	—	236,436	236,436	0	—
Met Investors Series Trust – Bond Debenture Portfolio(6)	4,000,000	*	—	—	99,552	99,552	0	—
Metropolitan Atlanta Rapid Transit Authority(7)	—	—	236,000	*	446,874	5,874	441,000	*
M.H. Davidson & Co.(22)	56,000	*	56,000	*	2,787	2,787	0	—
MHAM US Income Open(6)	1,000,000	*	—	—	24,888	24,888	0	—
Morgan Stanley & Co. Incorporated(3)(33)	2,500,000	*	—	—	4,341,307	62,220	4,279,087	*
Morgan Stanley Convertible Securities Trust(3)(34)	1,125,000	*	—	—	27,999	27,999	0	—
Northern Income Equity Fund(35)	—	—	9,000,000	1.6	223,992	223,992	0	—
Nuveen Pref. and Conv. Multi – Strategy #1(36)	—	—	650,000	*	16,177	16,177	0	—
Nuveen Pref. and Conv. Multi – Strategy #2(36)	—	—	900,000	*	22,399	22,399	0	—

	2014 notes		2017 notes		Common stock
Name	Principal amount beneficially owned and offered hereby	Percentage of class	Principal amount beneficially owned and offered hereby	Percentage of class	Number of shares beneficially owned(1)	Number of shares offered hereby(1)	Number of shares beneficially owned after the offering	Percentage of class(2)
Occidental Petroleum Corporation(7)	325,000	*	—	—	8,089	8,089	0	—
Police & Fire Retirement System of the City of Detroit(7)	—	—	581,000	*	14,460	14,460	0	—
Potlatch(23)	—	—	1,980,000	*	49,278	49,278	0	—
Pro-Mutual(7)	867,000	*	—	—	21,578	21,578	0	—
Public Heath Trust(23)	—	—	205,000	*	5,102	5,102	0	—
Quattro Fund Ltd.(37)	—	—	8,200,000	1.4	204,082	204,082	0	—
Quattro Multistrategy Masterfund LP(37)	—	—	600,000	*	14,933	14,933	0	—
RMF Umbrella SICAV(38)	300,000	*	—	—	7,466	7,466	0	—
Road Carriers(23)	—	—	155,000	*	3,858	3,858	0	—
Roszel/Lord Abbett Bond Debenture Portfolio(6)	25,000	*	—	—	622	622	0	—
San Francisco City & County ERS(7)	1,076,000	*	—	—	26,779	26,779	0	—
Serena Limited(22)	26,000	*	26,000	*	1,294	1,294	0	—
SSI Hedged Convertible Income Fund(39)	235,000	*	—	—	5,849	5,849	0	—
Sunrise Partners Limited Partnership(4)(36)	1,500,000	*	1,500,000	*	74,664	74,664	0	—
Thrivent Financial for Lutherans(4)(41)	3,500,000	*	2,500,000	*	149,328	149,328	0
Trustmark Insurance Company(7)	—	—	373,000	*	9,283	9,283	0	—
UBS Securities LLC(3)(42)	804,000	*	11,300,000	2.0	301,244	301,244	0	—
United Technologies Corporation Master Retirement Trust(17)	292,000	*	—	—	7,267	7,267	0	—
Van Kampen Harbor Fund(3)(43)	2,375,000	*	—	—	59,109	59,109	0	—
Viacom Inc. Pension Plan Master Trust(17)	45,000	*	—	—	1,120	1,120	0	—
Victory Convertible Fund(20)	—	—	1,160,000	*	28,870	28,870	0	—
Wachovia Capital Markets LLC(3)(44)	—	—	100,000	*	2,489	2,489	0	—
All other holders or future successors to any holders(45)(46)	334,058,000	58.1	304,774,000	53.0	15,899,251	15,899,251	0	—

TOTAL	$575,000,000	100.0	$575,000,000	100.0	35,996,448	28,621,200	7,375,248	1.7

*	Less than one percent.

(1)

Assumes conversion of all of the selling securityholder’s notes at the maximum conversion rate of 24.8880 shares of common stock per $1,000 principal amount at maturity of the notes. The conversion rate is subject to adjustment as described under “Description of notes—Conversion rights—Conversion rate adjustments.” As a result, the number of shares of common stock issuable upon conversion of the notes may change in the future. Further, pursuant to the terms of the notes, upon conversion, we will pay cash and deliver shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, based on a daily conversion value calculated on a proportionate basis for each trading day of a 25 trading-day observation period. Accordingly, the number of shares of our common stock we would actually deliver upon conversion of any notes could be lower than the numbers shown for any holder of notes in this table above.

(2)

Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 431,177,355 shares of capital stock outstanding as of November 30, 2007. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that selling securityholder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	This selling securityholder is a broker-dealer.

(4)	This selling securityholder is an affiliate of a broker-dealer.

(5)

The address of this selling securityholder is c/o SSI Investment Management, 9440 Santa Monica Blvd, 8th Floor, Beverly Hills, CA 90210. The selling securityholder is a registered investment fund under the 1940 Act. SSI Investment Management has ultimate voting and dispositive power over the securities held by this selling securityholder.

(6)

The address of this selling securityholder is 90 Hudson Street, Jersey City, NJ 07032. Maren Lindstrom has ultimate voting and dispositive power over the securities held by this selling securityholder.

(7)

The address of this selling securityholder is c/o Advent Capital Management, 1065 Avenue of the Americas, 31st Floor, New York, NY 10018. Tracy V. Maitland, President and CIO, has ultimate voting and dispositive power over the securities held by this selling securityholder.

(8)

The address of this selling securityholder is c/o Alexandra Investment Management, LLC, 767 Third Avenue, 39th Floor, New York, NY 10017. Alexandra Investment Management, LLC, a Delaware limited liability company (“Alexandra”), serves as investment adviser to the selling securityholder (beneficial owner). By reason of such relationship, Alexandra may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by the selling securityholder. Alexandra disclaims beneficial ownership of such shares of common stock. Mikhail A. Filimonov (“Filimonov”) is a managing member of Alexandra. By reason of such relationship, Filimonov may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by the selling securityholder. Filimonov disclaims beneficial ownership of such shares of common stock.

(9)

The address of this selling securityholder is c/o Zazove Associates, LLC, 940 Southwood Blvd., Suite 200, Incline Village, NV 89451. Gene Pretti has ultimate voting and dispositive power over the securities held by this selling securityholder.

(10)

The address of this selling securityholder is 600 West Broadway, 32nd Floor, San Diego, CA 92101. Nicholas-Applegate Capital Management LLC (“Nicholas-Applegate”) is an investment adviser registered under the Investment Advisers Act of 1940. Nicholas-Applegate is an affiliate of Nicholas-Applegate Securities LLC, a limited purpose broker-dealer registered with the NASD effective April 1993. Nicholas-Applegate Securities LLC was organized in December 1992 for the sole purpose of distributing mutual funds. The selling securityholder has delegated full investment authority to Nicholas-Applegate, as investment adviser, over these securities, including full dispositive power. The Chief Investment Officer of Nicholas-Applegate is Horacio A. Valeiras, CFA, who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate. To the knowledge of Nicholas-Applegate, the securities listed herein were not acquired as compensation for employment, underwriting or any other services performed by the selling securityholder for our benefit.

(11)

The address of this selling securityholder is c/o Aristeria Capital LLC, 136 Madison Avenue, 3rd Floor, New York, NY 10016. Aristeria Capital LLC is the investment manager for the selling securityholder. Aristeria Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella, and William R. Techer.

(12)

The address of this selling securityholder is 136 Madison Avenue, 3rd Floor, New York, NY 10016. Aristeria Advisers LLC is the general partner of the selling securityholder. Aristeria Advisers LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella, and William R. Techer.

(13)

The address of this selling secuityholder is 770 Broadway, Level 2, New York, NY 10003. John McCartney has ultimate voting and dispositive power over the securities held by this selling securityholder.

(14)

The address of this selling securityholder is c/o MFM International, 101 Arch Street, Suite 1930, Boston, MA 02110. The selling securityholder is a majority owned subsidiary of a reporting company under the Exchange Act. David Clott has ultimate voting and dispositive power over the securities held by this selling securityholder.

(15)	The address of this selling securityholder is 100 West 33rd Street, 3rd Floor, New York, NY 10001.

(16)

The address of this selling securityholder is c/o Lacrosse Global Fund Services, Knowle Hill Park, Fairmile Lane, Cobham, Surrey KT11 2PD. Rosamond Borer of Black River Asset Management (UK) Limited has ultimate voting and dispositive power over the securities held by this selling securityholder.

(17)

The address of this selling securityholder is c/o SSI Investment Management, 9440 Santa Monica Blvd, 8th Floor, Beverly Hills, CA 90210. The selling securityholder is a reporting company under the Exchange Act. SSI Investment Management has ultimate voting and dispositive power over the securities held by this selling securityholder.

(18)	The address of this selling securityholder is 1000, place Jean-Paul-Riopelle, Montreal, Quebec, H2Z 2B3. The selling securityholder is a reporting company under the Exchange Act.

(19)

The address of this selling securityholder is c/o Susquehanna Advisors Group, Inc., 401 City Avenue, Suite 220, Bala Cynwyn, PA 19004. Michael Ferry has ultimate voting and dispositive power over the securities held by this selling securityholder.

(20)	The address of this selling securityholder is 127 Public Square, 20th Floor, Cleveland, OH 44114. Victory Capital Management is an agent for the selling security holder.

(21)

The address of this selling securityholder is 390 Greenwich Street, 3rd Floor, New York, NY 10013. The selling securityholder is a majority owned subsidiary of a reporting company under the Exchange Act.

(22)

The address of this selling securityholder is 65 East 55th Street, 19th Floor, New York, NY 10022. Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the “Principals”), are the general partners of M.H. Davidson & Co. and MHD Management Co. (“MHD”), the general partner of Davidson Kempner Partners, and the sole managing members of Davidson Kempner International Advisors, L.L.C. (“DKIA”), the investment manager of each of Davidson Kempner International, Ltd. and Serena Limited. Each of the Principals, MHD and DKIA disclaim all beneficial ownership as affiliates of a registered investment adviser, and in any case, disclaim all beneficial ownership except as to the extent of their pecuniary interest in the shares.

(23)	The address of this selling securityholder is 127 Public Square, 20th Floor, Cleveland, OH 44114. Victory Capital Management is an investment manager for the selling security holder.

(24)

The address of this selling securityholder is c/o GLG Partners LP, One Curzon Street, London, W1J5HB, United Kingdom. The selling securityholder is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman disclaim beneficial ownership of the securities held by the Fund, except for their pecuniary interest therein.

(25)	The address of this selling securityholder is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(26)

The address of this selling securityholder is 9 West 57th Street, 27th Floor, New York, NY 10019. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by the selling securityholders. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by the selling securityholders. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by the selling securityholder.

(27)

The address of this selling securityholder is c/o Inflective Asset Management LLC, 1334 Parkview Avenue, Suite 310, Manhattan Beach, CA 90266. Thomas J. Ray, CIO of Inflective Asset Management LLC, has ultimate voting and dispositive power over the securities held by this selling securityholder.

(28)

The address of this selling securityholder is 546 Fifth Avenue, 19th Floor, New York, NY 10036. Gary Crowder has ultimate voting and dispositive power over the securities held by this selling securityholder.

(29)

The address of this selling securityholder is 3-5 Rue du Conseil General, 1205 Geneva, Switzerland. Jabre Capital Partners SA and Philippe Jabre have ultimate voting and dispositive power over the securities held by this selling securityholder.

(30)	The address of this selling securityholder is 500 Stanton Christiana Road, Newark, DE 19713. The selling securityholder is a reporting company under the Exchange Act.

(31)

The address of this selling securityholder is 140 East 45th St., New York, NY 10017. This selling securityholder is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.

(32)	The address of this selling securityholder is 1301 6th Avenue, 8th Floor, New York, NY 10019. The beneficial owner is a reporting company under the Exchange Act.

(33)

The address of this selling securityholder is 1221 Avenue of the Americas, 40th Floor, New York, NY 10020. Morgan Stanley & Co. Incorporated is a majority-owned subsidiary of a reporting company under the Exchange Act. The company is a wholly owned subsidiary of Morgan Stanley, SEC registrant.

(34)

The address of this selling securityholder is c/o Morgan Stanley Investment Management, 2800 Post Oak Blvd., Houston, TX 77056. The selling securityholder is a registered investment fund under the 1940 Act. Morgan Stanley Investment Management has ultimate voting and dispositive power over the securities held by this selling securityholder.

(35)

The address of this selling securityholder is 50 South LaSalle Street, Chicago, IL 60675. The selling securityholder is a registered investment fund under the 1940 Act. Northern Trust Investments has dispositive power over the securities held by this selling securityholder. The Northern Trust Company is a shareholder of Northern Trust Investments.

(36)	The address of this selling securityholder is 555 California Street, #2975, San Francisco, CA 94104.

(37)

The address of this selling securityholder is c/o RMF Investment Mgmt, Etzelstrasse 27, 8808 Pfaeffikon, Switzerland. The selling securityholder is a self contained open ended investment fund founded under Luxembourg law. It has no management company or single controlling shareholder. The fund issues shares of equal value and equal voting power. It is controlled by all of its shareholders.

(38)

The address of this selling securityholder is 546 Fifth Avenue, 19th Floor, New York, NY 10036. Andrew Kaplan, Brian Swain, and Louis Napoli have ultimate voting and dispositive power over the securities held by this selling securityholder.

(39)

The address of this selling securityholder is c/o SSI Investment Management, 9440 Santa Monica Blvd, 8th Floor, Beverly Hills, CA 90210. SSI Investment Management has ultimate voting and dispositive power over the securities held by this selling securityholder.

(40)

The address of this selling securityholder is 2 American Lane, Greenwich, CT 06836. The general partners of the selling security holder are Trust Asset Management LLP (“TAM”) and Paloma Partners Company LLC (“PPC”). S. Donald Sussman controls TAM. Gregory Hayt, Michael Berner, Randall Tam, and Heather Garson are holders of interests in PPC.

(41)

The address of this selling securityholder is 625 Fourth Avenue S., Minneapolis, MN 55415. Thrivent Financial for Lutherans is a fraternal benefit society owned by its members. Investment authority has been delegated by its Board of Directors to Senior Vice President and Chief Investment Officer Russell Swansen, with authority to further subdelegate.

(42)

The address of this selling securityholder is 480 Washington Blvd., 12th Floor, Jersey City, NJ 07310. John Dibacco on behalf of UBS Securities LLC, which is a publicly held entity, has ultimate voting and dispositive power over the securities held by this selling securityholder.

(43)

The address of this selling securityholder is c/o Van Kampen Asset Management, 2800 Post Oak Blvd., Houston, TX 77056. This selling securityholder is a registered investment fund under the 1940 Act. Van Kampen Asset Management, as the selling securityholder’s investment advisor, has ultimate voting and dispositive power over the securities held by this selling securityholder.

(44)	The address of this selling securityholder is 1525 W. WT Harris Blvd., Charlotte, NC 28262. The selling security holder is a majority owned subsidiary of a reporting company under the Exchange Act.

(45)	Information about other selling securityholders will be set forth in prospectus supplements, if required.

(46)

Assumes that any other holders of notes, or any future pledgees, donees, assignees, transferees or successors of or from any other holders of notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.